EXHIBIT 21

                              LIST OF SUBSIDIARIES


         Safti Cell Incorporated, Delaware
         CCEL Immune System Technologies, Inc., Delaware
         CCEL Bio-Therapies, Inc., Delaware
         CCEL Expansion Technologies, Inc., Delaware
         CCEL Lifespan/service mark/Network, Inc., Delaware